UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

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Kohl’s Corporation
(Name of Registrant as Specified in Its Charter)

MACELLUM BADGER FUND, LP

MACELLUM BADGER FUND II, LP

MACELLUM ADVISORS, LP

MACELLUM ADVISORS GP, LLC

JONATHAN DUSKIN

GEORGE R. BROKAW

FRANCIS KEN DUANE

PAMELA J. EDWARDS

STACY HAWKINS

JEFFREY A. KANTOR

PERRY M. MANDARINO

CYNTHIA S. MURRAY

KENNETH D. SEIPEL

CRAIG M. YOUNG

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Macellum Badger Fund, LP, a Delaware limited partnership (“Macellum Badger”), together with the other participants named herein, has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of Kohl’s Corporation, a Wisconsin corporation (the “Company”).

On March 28, 2022, Jonathan Duskin, Chief Executive Officer of Macellum Capital Management, LLC, was quoted in the following article published by the Milwaukee Business Journal:

Sen. Baldwin urges Kohl's to reject offers, raises Shopko example

Milwaukee Business Journal

By Rich Kirchen

March 28, 2022

Wisconsin’s Democratic U.S. Senator Tammy Baldwin entered the fray over the future of home-state retailer Kohl’s Corp., advising the company’s board to reject offers that would threaten the company’s finances or imperil jobs — while raising the specter of an outcome like the Shopko Stores bankruptcy.

Baldwin urged the directors of Kohl’s to weigh heavily their decision’s impact on employees and communities that have made significant contributions to Menomonee Falls-based Kohl’s and rely on the company’s long-term success.

“Instead of evaluating offers by the misguided shareholder primacy metric that puts short-term profits ahead of long-term prosperity, I encourage you to consider all of you stakeholders when making your decision,” Baldwin said.

Although Baldwin is known as a political liberal, her concerns mirror those of some Milwaukee-area business executives and observers that acceding to activist shareholders could hurt the company and the local economy. The company (NYSE: KSS), which was founded in Brookfield in 1962, has about 4,000 employees at its headquarters and 8,000 in Wisconsin and is a leading corporate donor to local communities via funding and volunteering.

Activist investor Jonathan Duskin of Macellum Advisors strongly disagreed with Baldwin’s message. He also said in a Monday interview that it’s highly unusual for a U.S. senator to inject his or her opinions into a proxy fight.

“I don’t think she’s looking at it holistically — you’ve got a company that’s failed to grow for many, many years,” Duskin said. “The declining results under the current board would be far more worrying to me as a senator.”

Baldwin’s office didn’t respond to a request for further comment Monday beyond providing a copy of the letter dated March 24. CNBC initially reported on the letter.

Media relations representatives of Kohl’s didn’t respond Monday to requests for comment.

Shopko Stores, which was based in the Green Bay suburb of Ashwaubenon, filed for Chapter 11 bankruptcy protection in 2019 and later liquidated its assets after it was unable to find a buyer. Boca Raton, Florida-based private equity firm Sun Capital Partners Inc. acquired Shopko in 2005.

“Wisconsinites are rightly concerned that history will repeat itself at Kohl’s,” Baldwin said.

Baldwin said the Kohl’s board needs to consider each bidder’s long-term strategy for the company. She said the board should reject any that include plans to dramatically increase debt; sell off assets — particularly real estate — increase shareholder payouts at the expense of reinvestment or “pursue any other proposal that puts Wisconsin workers and communities at risk by increasing the change of bankruptcy.”

Baldwin said that various investment funds have recently purchased large blocks of stock in Kohl’s and now are demanding a return on their capital.

“Keep in mind that these investment funds have not contributed any actual capital to the company,” Baldwin said. “Therefore, I believe that the demand that ‘their’ capital be returned through stock repurchases is a sleight of hand that only serves to enrich short-term shareholders.”

Duskin, whose firm holds about 5% of Kohl’s shares, has been embroiled in shareholder activism with the company since early 2021. Macellum was part of a group of shareholders that reached an agreement with Kohl’s in April 2021 to appoint two independent directors to an expanded Kohl’s board.

Macellum reignited a solo campaign this January and the stakes increased a short while later when Kohl’s received two unsolicited bids in the $64 to $65 per share range. The company announced Feb. 4 rejecting the bids, saying they undervalued the company.

Kohl's stock closed Monday at $60.99, which was down 64 cents from the closing price on March 25.

At the same time Kohl’s rejected the unsolicited bids, the company announced retaining Goldman Sachs to conduct outreach to existing bidders and prospective interested parties. Then the retailer announced a week ago that it received multiple “indications of interest” and that Goldman would “assist with further due diligence so that they have the opportunity to refine and improve their proposals and include committed financing and binding documentation.”

Duskin took issue with several of Baldwin’s points including the suggestion that the company would become burdened with excessive leverage if it was sold. He said prospective bidders would maintain the company’s investment-grade debt rating and would not “over-leverage” Kohl’s.

As for the sale-leaseback of Kohl’s real estate, which Duskin advocates, he said nearly all retailers lease their real estate because it allows them to operate in an “asset-light” way and remain flexible to meet changing real estate needs.

As for the potential largesse of new owners, Duskin said the company already is paying CEO and president Michelle Gass hefty compensation that totaled $12.9 million in fiscal 2021. The company already also is deploying a large chunk of its capital to buy back stock and recently doubled its dividend, Duskin noted.

If the board at Kohl’s implemented Duskin’s recommendations, he contends the company’s revenue and profits would improve and so would its stock price. That would benefit employees in Wisconsin and elsewhere, he said.